Exhibit 10.25.1

Amendment #1 – Automatic Direct Rollover Provision

Mandatory Distribution Amendment

Article I

1.01	Section 5.04 of the Plan is amended to include the following provisions for mandatory distributions that are greater than $1,000 and are equal to or less than $5,000.

1.02
In the event of a mandatory distribution greater than $1,000 that is made in accordance with section 5.04 of the Basic Plan Document, if the participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with section 10.12 of the Plan, then the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

1.03
Notwithstanding any other provision contained in the Plan or amendments to the Plan, for purposes of determining the Participant’s vested account balance, rollover contributions and earnings thereon pursuant to sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii) and 457(e)(16) shall be included.

1.04	Unless the Employer elects another effective date in Article II below, the provisions of this amendment shall apply to distributions that are made on or after March 28, 2005.

1.05
The Sponsor of the Prototype as defined in the Employer’s Adoption Agreement, is unilaterally adopting this amendment on behalf of all adopting Employers of the Prototype Plan and Trust offered by such Sponsor.

Article II

2.01	This amendment shall be effective March 28, 2005, or the date specified below:

____________________ (may not be later than December 31, 2005 for calendar year plans or the last day of the first plan year ending on or after March 28, 2005.)